Exhibit 99.2

Global Telecom & Technology, Inc.
Unaudited Pro Forma Condensed Consolidated Financial Information

Introduction

On June 6, 2011, Global Telecom & Technology, Inc. (“GTT”) completed the acquisition of PacketExchange (Ireland) Limited (“PacketExchange”). Headquartered in London, UK, PacketExchange is a leading provider of customized Ethernet network solutions for business.  With this acquisition, GTT will gain greater scale and a broader global customer base of over 1,200 worldwide clients, as well as an expanded portfolio of data services, including: Global Ethernet, Global Peering, Collaborative Networking, Cloud Networking, Dedicated Internet Access and Transit as well as Network Infrastructure-as-a-Service, complete end-to-end managed network solutions.

Under the terms of the acquisition agreement, consideration consisted of $15.8 million in cash paid at closing, $9.9 million of liabilities assumed, $0.7 million of debt assumed, and up to $2.0 million in deferred consideration.

The unaudited pro forma condensed consolidated balance sheet combines (i) the historical consolidated balance sheets of GTT and PacketExchange, giving effect to the acquisition as if it had been consummated on March 31, 2011 and (ii) the unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2011 and for the year ended December 31, 2010, giving effect to the acquisition as if it had occurred on January 1, 2011 and 2010, respectively.

The historical consolidated financial statements of GTT have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the consolidated results.

PacketExchange’s US GAAP historical balance sheet information as of March 31, 2011 and statement of operations information for the three-month period ended March 31 2011, included in the unaudited pro forma condensed consolidated financial statements reflects PacketExchange’s were prepared according to U.S GAAP.  PacketExchange’s US GAAP historical statement of operations information for the year-ended December 31, 2010 included in the unaudited pro forma condensed consolidated financial statements reflects PacketExchange’s audited statement of operations according to the accounting principles generally accepted in Ireland (“Irish GAAP”) converted to U.S GAAP.  PacketExchange’s historical statements of operations were translated from British Pounds into US dollars using the average foreign exchange rates prevailing during the period. PacketExchange’s balance sheet as of March 31, 2011 was translated from British Pounds into U.S. dollars using the foreign exchange rate at March 31, 2011.

The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed at the dates indicated. It may be necessary to further reclassify PacketExchange’s consolidated financial statements to conform to those classifications that are determined by the combined company to be most appropriate. While some reclassifications of prior periods have been included in the unaudited pro forma condensed consolidated financial statements, further reclassifications may be necessary.

The unaudited pro forma condensed consolidated financial statements were prepared using the purchase method of accounting with GTT treated as the acquiring entity. Accordingly, consideration paid by GTT to complete the merger with PacketExchange has been allocated to PacketExchange’s assets and liabilities based upon their estimated fair values as of the date of completion of the merger.

The pro forma purchase price adjustments are preliminary, subject to further adjustments as additional information becomes available and as additional analyses are performed and have been made solely for the purpose of providing the unaudited pro forma condensed consolidated financial information presented below. GTT estimated the fair value of PacketExchange’s assets and liabilities based on discussions with PacketExchange’s management, due diligence and information presented in financial statements. There can be no assurance that the final determination will not result in material changes. GTT expects to incur significant costs associated with integrating GTT’s and PacketExchange’s businesses. The unaudited pro forma condensed consolidated financial statements do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. In addition, the unaudited pro forma condensed consolidated financial statements do not reflect one-time fees and expenses of approximately $1.0 million payable by GTT as a result of the merger.

GLOBAL TELECOM & TECHNOLOGY, INC
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2011

(Amounts in thousands, except for share and per share data)	GTT	PacketExchange	Pro Forma Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$5,620	$1,546	$13,462	(c)	$4,787
			(15,841)	(d)
Accounts receivable, net	4,960	3,866	-		8,826
Deferred contract costs	1,403	1,482	(113)	(e)	2,772
Prepaid expenses and other current assets	1,072	371	-		1,443
Total current assets	$13,055	$7,265	$(2,492)		$17,828
Property and equipment, net	1,594	3,106	(320)	(f)	4,380
Intangible assets, net	5,265	1,215	6,363	(g)	12,843
Other assets	3,553	172	916	(h)	4,641
Goodwill	29,046	2,148	9,756	(i)	40,950
Total assets	$52,513	$13,906	$14,223		$80,642

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,988	$4,149	$-		$14,137
Accrued expenses and other current liabilities	5,222	6,519	(2,196)	(j)	10,039
			1,500	(n)
			(1,006)	(e)
Short-term debt	2,150	9,279	(9,039)	(k)	4,390
			2,000	(l)
Deferred revenue	5,689	-	2,621	(j)	8,310
Other	-	425	(425)	(j)	-
Total current liabilities	$23,049	$20,372	$(6,545)		$36,876

Long-term debt	10,902	709	13,406	(b)	24,777
			(240)	(k)
Deferred revenue and other long-term liabilities	631	-	427	(o)	1,058
Total liabilities	$34,582	$21,081	$7,048		$62,711

Commitments and contingencies

Stockholders' equity (deficit):
Common stock, par value $.0001 per share, 80,000,000 shares authorized, 18,687,491 shares issued and outstanding as of March 31, 2011	2	-	-		2
Capital in PEIRL, at par		175	(175)	(m)	-
Additional paid-in capital	61,905	21,577	(21,577)	(m)	61,905
Accumulated deficit	(43,666)	(29,213)	29,213	(m)	(43,666)
Accumulated other comprehensive loss	(310)	286	(286)	(m)	(310)
Total stockholders' equity (deficit)	17,931	(7,175)	7,175		17,931
Total liabilities and stockholders' equity	$52,513	$13,906	$14,223		$80,642

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

GLOBAL TELECOM & TECHNOLOGY, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2010

(Amounts in thousands, except for share and per share data)	GTT	PacketExchange	Pro Forma Adjustments		Combined
Revenue:
Telecommunications services sold	$81,075	$26,329	$-		$107,404
Operating expenses :
Cost of telecommunications services provided	57,022	17,459	-		74,481
Selling, general and administrative expense	18,021	8,435	-		26,456
Depreciation and amortization	2,791	2,135	1,083	(a)	6,009
Total operating expenses	77,834	28,029	1,083		106,946

Operating income (loss)	3,241	(1,700)	(1,083)		458

Other income (expense)
Interest expense, net	(1,407)	(489)	(1,049)	(b)	(2,945)
Other income (expense), net	(368)	-	-		(368)
Total other income (expense)	(1,775)	(489)	(1,049)		(3,313)
Income (loss) before taxes	1,466	(2,189)	(2,132)		(2,855)
Provision for income taxes	96	564	-		660
Net income (loss)	$1,370	$(2,753)	$(2,132)		$(3,515)

Earnings (loss) per share
Basic	$0.08				$(0.21)
Diluted	$0.08				$(0.21)
Weighted average shares:
Basic	16,740,882				16,740,882
Diluted	16,971,396				16,740,882

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

GLOBAL TELECOM & TECHNOLOGY, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2011

(Amounts in thousands, except for share and per share data)	GTT	PacketExchange	Pro Forma Adjustments		Combined
Revenue:
Telecommunications services sold	$20,402	$6,349	$-		$26,751

Operating expenses:
Cost of telecommunications services provided	14,383	3,675	-		18,058
Selling, general and administrative expense	4,472	2,743	-		7,215
Depreciation and amortization	676	696	271	(a)	1,643
Total operating expenses	19,531	7,114	271		26,916

Operating income (loss)	871	(765)	(271)		(165)

Other income (expense):
Interest expense, net	(316)	(319)	(262)	(b)	(897)
Other expense, net	(58)	-	-		(58)
Total other income (expense)	(374)	(319)	(262)		(955)
Income (loss) before taxes	497	(1,084)	(533)		(1,120)
Provision for income taxes	34	4	-		38
Net income (loss)	$463	$(1,088)	$(533)		$(1,158)

Earnings (loss) per share
Basic	$0.03				$(0.06)
Diluted	$0.03				$(0.06)
Weighted average shares:
Basic	18,239,307				18,239,307
Diluted	18,463,174				18,239,307

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

Global Telecom & Technology, Inc.
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1. Basis of Presentation

The accompanying unaudited pro forma condensed consolidated financial statements present the pro forma condensed consolidated financial position and results of operations of the consolidated company based upon the historical financial statements of GTT and PacketExchange, after giving effect to the acquisition and adjustments described in these footnotes, and are intended to reflect the impact of the merger on GTT.

The accompanying unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and do not give effect to any cost savings, revenue synergies or restructuring costs which may result from the integration of our and PacketExchange’s operations.

The unaudited pro forma condensed consolidated balance sheet reflects the acquisition as if it has been consummated on March 31, 2011 and includes pro forma adjustments for our preliminary valuations of certain intangible assets. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2011 and for the year ended December 31, 2010, reflects the acquisition as if it had occurred on January 1, 2011 and 2010, respectively.

The pro forma condensed consolidated balance sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired and the excess purchase price to goodwill. The purchase price allocation included within these unaudited pro forma condensed consolidated financial statements is based upon a purchase price of approximately $27.9 million. The preliminary consideration is as presented in the following table.  Contingent consideration issued in the transaction is recognized at fair value at acquisition.

Amounts in thousands

Purchase Price
Total cash consideration	$15,841

Fair value of liabilities assumed	9,869
Fair value of debt assumed	709
Fair value of deferred consideration	1,500
Total consideration	$27,919

Purchase Price Allocation:
Acquired Assets
Current assets	$5,823
Property and equipment	2,455
Intangible assets	7,578
Other assets	159
Total fair value of assets acquired	16,015
Goodwill	11,904
Total consideration	$27,919

Upon completion of the fair value assessment after the merger, we anticipate that the estimated purchase price and its allocation may differ from that outlined above primarily due to changes in assets and liabilities between the date of the preliminary assessment and that of closing.

The identifiable intangible assets acquired were valued based on a preliminary valuation and consist of customer relationships. Upon completion of the fair value assessment after the merger, we anticipate that the ultimate price allocation may differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

Note 2. Pro Forma Adjustments

a.	Reflect additional amortization expense related to acquired intangibles as of the beginning of the period.

b.
GTT drew $6.3 million under an existing senior credit facility, $7.5M million under a second lien credit facility and used cash on hand to extinguish PacketExchange debt and cover additional cash needs involved in the transaction. As a result, this adjustment reflects the reduction of PacketExchange interest expense as a result of GTT’s payoff of PacketExchange debt as of the beginning of the period, offset by additional debt incurred by GTT.

(Dollars in thousands)	Year Ended December 31, 2010	Three Months Ended March 31, 2011

Additional GTT debt under senior term loan	$6,333	$6,333
Effective annual interest rate	7.75%	7.75%

Estimated GTT interest on senior term loan	$491	$123

Additional GTT debt under second lien credit facility	$7,500	$7,500
Effective annual interest rate	13.50%	13.50%
Estimated GTT interest on second lien credit facility	$1,013	$253
Less: PacketExchange interest expense on extinguished debt	$(455)	$(114)

Interest Expense Adjustment	$1,049	$262

c.
Reflect additional debt of $6.3 million incurred by GTT on their existing senior term loan and $7.5 million incurred under the new second lien credit facility used to extinguish PacketExchange debt and cover additional cash needs involved in the transaction.

d.	Cash consideration paid in the transaction (See Note 1).

e.
Write-off of deferred revenue and contract costs related to non-recurring services. Remaining deferred revenue and contract costs as of March 31, 2011 relates to a legal performance obligation assumed by GTT.

f.
Reflects the adjustment of $0.3 million to the historical carrying value of the PacketExchange property, plant and equipment to its estimated fair value. The property, plant and equipment will be depreciated over its assessed useful lives which range from 1 to 5 years.

g.
Intangible assets recognized in the transaction less write-off of historical PacketExchange intangible assets of $1.2 million. Intangible assets generated by the transaction represent customer relationships of $7.6 million.

h.	Deferred financing costs recognized in the transaction of $0.9 million.

i.	Residual goodwill of $11.9 million created from the merger (See Note 1).

j.	Reclassify PacketExchange’s liabilities to conform to GTT’s presentation.

k.	All PacketExchange debt amounts extinguished by GTT as part of the transaction, including the related interest expense, except for assumption of a promissory note totaling $0.7 million.

l.	Reflects additional borrowings on GTT’s line of credit of $2.0 million between historical March 31, 2011 pro forma date and the acquisition date of June 6, 2011 to fund the acquisition.

m.	Eliminate the historical stockholders’ deficit accounts of PacketExchange at March 31, 2011.

n.	Deferred consideration liability recognized in the transaction, measured at fair value as of March 31, 2011.

o.	Reflect fair value of $0.4 million for the warrant issued in conjunction with second lien credit facility.